EXHIBIT 23.2

               Consent of Independent Certified Public Accountants
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We  consent to the  reference  to our firm under the  caption  "Experts"  in the
Registration Statement on Form S-3 and related prospectus of LaserSight Incorporated for the registration of up to 82,593 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 1995, with respect to the consolidated statements of operations, stockholders' equity and cash flows of LaserSight Incorporated and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                             /s/ Lovelace, Roby & Company, P.A.


Orlando, Florida
April 14, 1997